TrueBlue, Inc. 8-K

Exhibit 99.1

TrueBlue Appoints Elizabeth Castro Gulacsy to Board of Directors

Former Chief Financial Officer of United Parks & Resorts brings public company finance, cost discipline, and governance expertise paired with finance leadership experience in the staffing industry

TACOMA, Wash., October 26, 2026 — TrueBlue, Inc. (NYSE: TBI) (“TrueBlue” or the “Company”) today announced the appointment of Elizabeth Castro Gulacsy as an independent director to the TrueBlue Board of Directors (the “Board”), effective October 26, 2026. Ms. Castro Gulacsy will serve on the Board’s Audit Committee. Her appointment follows a search conducted with the assistance of an independent director search firm and continues the Board’s ongoing refreshment.

Ms. Castro Gulacsy brings more than 25 years of experience in public company finance, accounting, financial reporting, treasury, and capital markets. She is the former Chief Financial Officer and Treasurer of United Parks & Resorts Inc. (NYSE: PRKS) (formerly SeaWorld Entertainment, Inc. (NYSE: SEAS)), a publicly traded global theme park and entertainment company. During her tenure from 2013 to 2023, she held finance roles of increasing responsibility, including Chief Accounting Officer and interim Chief Financial Officer, before serving as Chief Financial Officer and Treasurer, a position she held until 2022, when she transitioned to provide CFO consulting and advisory services to the company. During her tenure, she chaired the company’s Disclosure Committee and Enterprise Risk Management Committee and played a key role in the company’s 2013 initial public offering. She also led senior notes offerings, debt amendments, a debt refinancing, and multiple cost-saving initiatives.

Earlier in her career, Ms. Castro Gulacsy spent more than a decade at Cross Country Healthcare, Inc. (formerly Nasdaq: CCRN), then a publicly traded healthcare staffing company, where she rose to Chief Accounting Officer and Corporate Controller. She began her career at Ernst & Young LLP, where she most recently served as an audit manager specializing in the healthcare industry and supported Cross Country Healthcare’s initial public offering in 2001.

Ms. Castro Gulacsy currently serves on the board of directors of NNN REIT, Inc. (NYSE: NNN), where she is a member of the Audit Committee and Governance and Nominating Committee. She is a Certified Public Accountant and holds a Bachelor of Science in Accounting and a Master of Accounting from the University of Florida. She is a member of the National Association of Corporate Directors and the Latino Corporate Directors Association.

“Elizabeth has led a public company finance operation through a period that demanded cost discipline, careful capital allocation, and clear communication with investors — for a business operating with a large, seasonal, hourly workforce,” said Chris Kreidler, Chair of the TrueBlue Board. “That experience, together with her earlier experience in staffing, aligns with our focus on disciplined execution, operating leverage, and improved profitability. We’re pleased to welcome her to the Board.”

Ms. Castro Gulacsy’s appointment reflects the Board’s ongoing commitment to evolving its composition in line with TrueBlue’s strategic priorities. With her appointment, the Board consists of 10 directors, nine of whom are independent.

About TrueBlue

TrueBlue, Inc. (NYSE: TBI) is transforming the way organizations connect with talent in an ever-changing world of work. As The People Company®, we put people first — connecting job seekers with meaningful opportunities while delivering smart, scalable workforce solutions for enterprises across industries and worldwide. Powered by innovative technology and decades of expertise, our brands — PeopleReady, PeopleScout, Staff Management | SMX, Centerline, SIMOS, and Healthcare Staffing Professionals — offer flexible staffing, workforce management, and recruitment solutions that propel businesses and careers. Discover how we’re shaping the future of work at trueblue.com.

Forward-looking statements

This document contains forward-looking statements relating to our plans and expectations including, without limitation, statements regarding the future performance and operations of our business, expectations regarding market expansion and stabilization in demand, and operational efficiencies, including from our digital investments, all of which are subject to risks and uncertainties. Such statements are based on management’s expectations and assumptions as of the date of this release and involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements including: (1) national and global economic conditions, which can be negatively impacted by factors such as rising interest rates, inflation, changes in government policies, political instability, epidemics and global trade uncertainty, (2) our ability to maintain profit margins, (3) our ability to attract and retain clients, (4) factors relating to any unsolicited offer (“Offer”) to purchase the shares of the Company, actions taken by the Company or its shareholders in response to such an Offer, and the effects of such an Offer, or the completion or failure to complete an Offer, on the Company’s business, or other developments involving such an Offer; (5) actions of activist investors including costs and expenses incurred to address activism-related matters and the distraction of management from business operations in responding to those actions, including any proposals or a proxy contest for the election of directors at our annual meeting of shareholders. Other information regarding factors that could affect our results is included in our Securities and Exchange Commission (“SEC”) filings, including the Company’s most recent reports on Forms 10-K and 10-Q, copies of which may be obtained by visiting our website at www.trueblue.com under the Investor Relations section or the SEC’s website at www.sec.gov. We assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Any other references to future financial estimates are included for informational purposes only and subject to risk factors discussed in our most recent filings with the SEC. Any comparisons made herein to other periods are based on a comparison to the same period in the prior year unless otherwise stated.

Contacts

Investor Relations

InvestorRelations@trueblue.com

Media Relations

Collected Strategies

Dan Moore and Jack Kelleher

TBI-CS@collectedstrategies.com